EXHIBIT 99.1

Gentherm Announces Termination of Shareholder Rights Plan

NORTHVILLE, Mich., March 5, 2018 /PRNewswire/ — Gentherm Incorporated (NASDAQ-GS: THRM), the global market leader and a developer of innovative thermal management technologies, announced today that its Board of Directors unanimously approved an amendment to Gentherm’s shareholders rights plan to accelerate the expiration date to March 5, 2018, effectively terminating the plan as of such date. Shareholders do not have to take any action as a result of this expiration.

In connection with the expiration of the shareholder rights plan, Gentherm will be taking routine actions to voluntarily deregister the related preferred share purchase rights under the Securities Exchange Act of 1934, as amended, and to delist the preferred share purchase rights from NASDAQ. These actions are administrative in nature and will have no effect on the Gentherm’s common stock, which continues to be listed on NASDAQ.

About Gentherm

Gentherm (NASDAQ: THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, TrueThermTM cupholder and storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Non-automotive products include remote power generation systems, heated and cooled furniture, patient temperature management systems, industrial environmental test chambers and related product testing services and other consumer and industrial temperature control applications. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has over thirteen thousand employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam. For more information, go to www.gentherm.com.

Investor Relations Contact

investors@gentherm.com

248-308-1702